    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2001
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                       GENAISSANCE PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      06-1338846
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

                               FIVE SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 773-1450
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  KEVIN RAKIN
                     PRESIDENT AND CHIEF FINANICAL OFFICER
                       GENAISSANCE PHARMACEUTICALS, INC.
                               FIVE SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 773-1450
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                             STEVEN D. SINGER, ESQ.
                             SUSAN W. MURLEY, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
              SECURITIES TO BE REGISTERED (1)                    PRICE (2)(3)      REGISTRATION FEE (4)
Common Stock, $0.001 par value per share (5)................          (6)                  (6)
Preferred Stock, $0.001 par value per share.................          (6)                  (6)
Debt Securities.............................................          (6)                  (6)
Warrants....................................................          (6)                  (6)
Total.......................................................      $35,000,000            $8,750

(1) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $35,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $35,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(3) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(4) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(5) The aggregate amount of common stock registered hereunder is limited, with respect to at the market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act.

(6) Not required to be included in accordance with General Instruction II.D. of Form S-3.

                            ------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 18, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  $35,000,000

                       GENAISSANCE PHARMACEUTICALS, INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                                    WARRANTS

                               ------------------

    We may from time to time issue up to $35,000,000 aggregate principal amount of common stock, preferred stock, debt securities and warrants. We will specify in the accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common stock is listed on the Nasdaq National Market under the symbol "GNSC."

                            ------------------------

   INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 2.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                            ------------------------

                         Prospectus dated       , 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      1

GENAISSANCE PHARMACEUTICALS, INC............................      1

RISK FACTORS................................................      2

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........     12

DEFICIENCY OF EARNINGS TO FIXED CHARGES.....................     13

USE OF PROCEEDS.............................................     14

THE SECURITIES WE MAY OFFER.................................     15

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............     16

DESCRIPTION OF DEBT SECURITIES..............................     20

DESCRIPTION OF WARRANTS.....................................     25

LEGAL OWNERSHIP OF SECURITIES...............................     27

PLAN OF DISTRIBUTION........................................     31

VALIDITY OF SECURITIES......................................     32

EXPERTS.....................................................     32

WHERE YOU CAN FIND MORE INFORMATION.........................     33

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     33

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which is commonly referred to as the SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $35,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

                       GENAISSANCE PHARMACEUTICALS, INC.

    Our goal is to create personalized medicines through the integration of gene variation into drug development. We discover inherited differences, or genomic markers, that exist in human genes. We use our technological capabilities and methods and our clinical development skills to identify which of our genomic markers are predictive of how patients respond to drugs. We intend to use these predictive genomic markers to create new therapeutic products by reformulating existing drugs and by completing the development of drugs through joint ventures and license agreements. We also market our technology and our predictive genomic markers to the pharmaceutical and biotechnology industries as a means to improve the development, marketing and prescribing of drugs.

    In July 2001, we completed the enrollment of 679 patients for our first prospective clinical study that is designed to correlate specific genomic markers with clinical response to four patented cholesterol lowering drugs, atorvastatin (Lipitor-Registered Trademark-), simvastatin
(Zocor-Registered Trademark-), pravastatin (Pravachol-Registered Trademark-) and cervistatin (Baycol-Registered Trademark-). The last patient who entered into this study will complete the sixteen-week treatment in November 2001. In September 2001, we initiated the enrollment of patients for a second prospective clinical study with lovastatin (Mevacor-Registered Trademark-), a generic cholesterol-lowering drug. Our goal, in these two clinical trials, is to identify genomic markers for use in the development of therapeutic and diagnostic products. We expect that the genomic markers will predict individuals that:

    - respond best to each drug; for example, have a beneficial reduction in the level of cholesterol;

    - are prone to side effects and adverse reactions to each drug; and

    - receive multiple beneficial effects from each drug; for example, these genomic markers would define a new indication for these drugs and would permit the development of a new therapeutic product.

    We have entered into agreements with two pharmaceutical companies under which we have licensed our predicitve genomic markers. In November 2000, we entered into our first collaboration agreement with a pharmaceutical partner, Janssen Research Foundation, an affiliate of Johnson & Johnson. In
October 2001, we entered into an agreement with Pfizer Inc., in which Pfizer gained access to a selected group of our genomic markers. We also have a genomics research collaboration with Telik, Inc. in which we jointly own compounds that have been identified for estrogen-related conditions, including metabolic bone diseases and hormone sensitive cancers.

    We organized as a Delaware corporation on February 22, 1992 as BIOS Laboratories, Inc. and changed our name to Genaissance Pharmaceuticals, Inc. on March 18, 1997. Our principal executive offices are located at Five Science Park, New Haven, Connecticut 06511. Our telephone number is (203) 773-1450. Our website is located at HTTP://WWW.GENAISSANCE.COM. We are sponsoring a website, http://www.hapcentral.com, to disseminate information on the benefits of using genomic variation information in healthcare. We do not intend for any of the information on these websites to be part of this document.

                                  RISK FACTORS

    Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the following information about these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer, and you could lose all or part of your investment.

WE ARE AN EARLY STAGE COMPANY THAT MAY NEVER BE PROFITABLE.

    We have incurred substantial operating losses since our inception. As of June 30, 2001, we have generated only minimal revenue from our HAP-TM-Technology, and we do not expect to generate significant revenues for several years, if ever. From inception through June 30, 2001, we had an accumulated deficit of approximately $137.3 million. Our losses to date have resulted principally from costs we incurred in the development of our HAP Technology, in our Mednostics programs and with general and administrative costs associated with operations. We expect to dedicate a significant portion of our resources for the foreseeable future to further develop and maintain our HAP Technology. In addition, we expect to devote substantial resources to our Mednostics programs.

    We expect to incur additional losses this year and in future years, and we may never achieve profitability. These losses may increase in the near future as we expand our technology development activities and increase the number of our Mednostics programs. In addition, pharmaceutical companies have never used products such as ours in their drug development or marketing efforts and, accordingly, they may not choose to use our HAP Technology. We do not expect our losses to be substantially mitigated by revenues from our HAP Technology programs or Mednostics programs for a number of years, if ever.

TO GENERATE SIGNIFICANT REVENUES, WE MUST OBTAIN CUSTOMERS FOR OUR HAP TECHNOLOGY AND OUR MEDNOSTICS PROGRAMS.

    Our strategy depends on entering into agreements with pharmaceutical and biotechnology companies for our HAP Technology program and obtaining customers for any intellectual property, which we generate from our Mednostics programs. To date, we have two partners for our HAP Technology program, and we may not obtain additional partners for our HAP Technology program or customers for our Mednostics programs. We have not yet sold any intellectual property from a Mednostics program. We have only recently commenced efforts to market our Mednostics programs. If we are unsuccessful in marketing our technology and intellectual property, we may never generate sufficient revenues to sustain our operations. In addition, we expect that our future HAP Technology programs and Mednostics programs will be limited to specific, limited-term projects. Accordingly, we must continually obtain new customers to be successful.

IF WE ARE UNABLE TO DISCOVER, DEVELOP, AND SELL INFORMATION REGARDING THE CORRELATION BETWEEN GENOMIC VARIATION AND DRUG RESPONSE DERIVED FROM OUR MEDNOSTICS PROGRAMS, WE MAY NOT GENERATE SUFFICIENT REVENUES TO SUPPORT OUR OPERATIONS.

    To be successful with our internally funded Mednostics programs, we must discover a correlation between genomic variations and drug response. We may not have sufficient funds to pursue our Mednostics programs and we may never discover any pharmaceutically relevant correlations as a result of the programs. Even if we discover information on the correlation between drug response and genomic variation as a result of our Mednostics programs, we may be unable to sell this information on terms sufficient to recover our costs.

OUR HAP TECHNOLOGY MAY NOT ALLOW US OR OUR PARTNERS TO DEVELOP COMMERCIAL PRODUCTS OR TO INCREASE SALES OF THEIR CURRENTLY MARKETED PRODUCTS.

    We base our HAP technology on the assumption that information about gene association and genomic variation may help drug development professionals better understand the drug response of particular individuals and complex disease processes. Although the pharmaceutical industry is increasing its use of genomics in analyzing drug response and diseases, we are unaware of any successful drug development program applying population genomics.

    The focus of our HAP Technology is the rapid discovery of HAP Markers for all of the pharmaceutically relevant genes. If we are unable to find HAP Markers for a significant portion of the pharmaceutically relevant genes in a timely manner, our potential partners may lose confidence in our technology and our company, and this loss in confidence could decrease our ability to generate revenues. Even if we are able to discover the HAP Markers for all of the pharmaceutically relevant genes, this information may not prove to be superior to genomic variation information discovered by our competitors. Furthermore, pharmaceutical and biotechnology companies may not choose our technology over competing technologies.

    Our DECOGEN informatics system may also be less effective than we expect or may not allow our partners or us to determine a correlation between genomic variation and drug response. Accordingly, our HAP Markers and HAP Technology may not improve the development, marketing and prescribing of drugs by our HAP Technology customers and Mednostics customers. Furthermore, even if our partners are successful in identifying a specific correlation between genomic variation and drug response based on our HAP Technology, they may not be able to develop or sell commercially viable products or to increase the sales of their existing products.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT ADDITIONAL FUNDING TO MEET OUR EXPANDING CAPITAL REQUIREMENT.

    We have used substantial amounts of cash to fund our research and development activities. Currently, we are expanding our research and development activities to develop further our HAP Technology and our Mednostics programs. As a result, we have substantially increased our capital and operating expenditures. We expect our capital and operating expenditures to increase over the next several years as we continue to expand the development of our HAP Technology and fund our Mednostics programs. We plan to pay for our expansion activities with funds from:

    - our existing cash and investment securities, including the net proceeds from our initial public offering; and

    - income that we may receive from our HAP Technology programs and Mednostics programs.

    We intend to rely on HAP Technology customers for significant funding in the future to support our research efforts. We cannot be certain when we will begin to receive additional income, if at all, from our HAP Technology programs and income, if any, from Mednostics programs. If we do not receive this income or do not receive it as rapidly as we expect, we would spend our existing cash and investment securities, including the net proceeds from our initial public offering, more rapidly than we had originally planned. We believe that existing cash and investment securities, including the net proceeds from our initial public offering, will be sufficient to support our current operating plan for approximately 24 months. We have based this belief on assumptions that may prove wrong.

    To support our increased development of our HAP Technology and our Mednostics programs, we may seek additional funding through public or private equity offerings and debt financings. Additional financing may not be on terms favorable to our stockholders or us. Stockholders' ownership will be diluted if we raise additional capital by issuing equity securities, including pursuant to this offering. If we raise additional funds through partnerships and other licensing arrangements, we may have to relinquish rights to some of our technologies or grant licenses on unfavorable terms. If adequate funds are not available, we would have to scale back or terminate our discovery and research programs and our clinical development programs.

IF WE ARE UNABLE TO OBTAIN INTELLECTUAL PROPERTY PROTECTION FOR OUR PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

    Our success depends, in part, on our ability to protect our DECOGEN Informatics System, HAP Marker data, and any other proprietary software, methods and technologies that we develop, under the patent and other intellectual property laws of the United States and other countries, so that we can prevent unauthorized entities from using our inventions and proprietary information. Because patent applications that were filed prior to November 29, 2000 in the United States are confidential until patents issue, third parties may have filed patent applications for technology covered by our pending patent applications without our being aware of those applications, and our patent applications may not have priority over any patent applications of others. We are aware that there are other firms or individuals who have discovered, or are currently discovering, genomic variation information similar to the information we are discovering, who may have filed, and in the future are likely to file, patent applications covering genes, gene products, SNPs, or haplotypes that are similar or identical to our technology.

    Our pending patent applications may not result in issued patents. The patent positions of pharmaceutical and biotechnology companies, including ours, are generally uncertain as a result of the uncertain state of the patent law in the biotechnology field. There is no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in biotechnology patents, particularly those involving genomics.

    There is substantial uncertainty in the United States and abroad concerning the patentability of genes, gene fragments, SNPs, or haplotypes having no known function or medical utility. The U.S. Patent and Trademark Office has issued new examination guidelines that address the requirements for demonstrating the utility and describing the structure of these substances. While the new guidelines do not require phenotypic correlation data for issuance of patents relating to human genomic variation, the guidelines have been in effect for only a short period of time and it is possible that the U.S. Patent and Trademark Office may interpret them in a way that could delay or adversely affect our ability or the ability of our partners to obtain patent protection. Similarly, U.S. courts are addressing the requirements for demonstrating the utility and describing the structure of these substances in patent infringement and enforcement proceedings. The biotechnology patent situation outside the United States is even more uncertain and is currently undergoing review and revision in many countries. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims allowed in any patents issued to us or to others. Furthermore, we must continually review our patent strategy and patent applications to address the changing legal standards in the United States and abroad.

    Our strategy depends on our ability to identify rapidly and seek patent protection for HAP Markers for all of the pharmaceutically relevant genes. In order to do so, we must significantly increase our ability to prosecute the substantial number of resulting patent applications, as well as patent applications for the large number of discoveries we have made to date for which we have not yet filed patent applications and for which we may not obtain patents. In order to ultimately obtain a patent on a HAP Marker, we may need to both discover the entire DNA sequence of the gene version defined by the HAP Marker as well as to describe the utility of the marker for characterizing genomic variation that is linked to a particular disease or drug response. This process will be expensive and time consuming, and we may not be able to increase sufficiently our patent prosecution capacity or to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.

IF WE ARE UNABLE TO PREVENT OTHERS FROM UNAUTHORIZED USE OF, OR ARE UNABLE TO DEFEND OUR USE OF, PROPRIETARY TECHNOLOGY, TRADE SECRETS OR KNOW-HOW, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS PROFITABLY.

    Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The mere issuance of a patent does not guarantee that it is valid or enforceable; thus even if we obtain patents, they may not be valid or enforceable against third parties.

    We also rely upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain our competitive position. We generally protect this information with reasonable security measures, including confidentiality agreements signed by our employees, academic collaborators and consultants that provide that all confidential information developed or made known to others during the course of the employment, consulting or business relationship will be kept confidential except in specified circumstances. Agreements with employees, consultants and collaborators provide that all inventions conceived by the individual while employed by us are our exclusive property. If employees, consultants or collaborators do not honor these agreements, we may not have adequate remedies for breach. Furthermore, our trade secrets may otherwise become known or be independently discovered by competitors.

    Further, a patent does not provide the patent holder with freedom to operate in a way that infringes the patent rights of others. A third party may sue us for infringing on its patent rights. Likewise, we may need to resort to litigation to enforce a patent issued to us or to determine the scope and validity of third party proprietary rights. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management's efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

    If any party should successfully claim that the creation or use of our DECOGEN Informatics System or HAP Marker data infringes upon their intellectual property rights, in addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license on unfavorable terms. Moreover, any legal action against us or our HAP Technology customers or Mednostics customers claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our HAP Technology customers or Mednostics customers to obtain a license in order to continue to manufacture or market the affected products and processes. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market effectively some of our technology and services, which could limit our profitability and possibly prevent us from generating revenue sufficient to sustain our operations.

WE MAY BE UNABLE TO DEVELOP OR COMMERCIALIZE OUR TECHNOLOGY AND SERVICES IF WE CANNOT ESTABLISH COLLABORATIVE RELATIONSHIPS, AND WE WILL DEPEND ON OUR PARTNERS TO DEVELOP PRODUCTS, WHICH MAY LEAD TO DISPUTES OVER RIGHTS TO TECHNOLOGY.

    We currently have two HAP Technology customers and no Mednostics customers. Under our current strategy, and for the foreseeable future, we do not expect to develop or market pharmaceutical products on our own. As a result, our current and future revenues will depend on payments from our current HAP Technology customers, and our future HAP Technology customers and Mednostics customers, if any, for new products they may develop, or for increased sales of their existing products, made possible through the use of our HAP Technology. If we are unable to attract HAP Technology customers or Mednostics customers, we may never generate sufficient revenues to sustain our operations.

    Our HAP Technology customers and Mednostics customers, if any, will be responsible for pre-clinical study and clinical development of their therapeutic and diagnostic products and for regulatory approval, manufacturing and marketing of any products or enhanced marketing claims that result from our HAP Technology. We anticipate that our agreements with HAP Technology customers and Mednostics customers will allow them significant discretion in electing whether to pursue these activities. We cannot control the amount and timing of resources our current HAP Technology customers and any future HAP Technology customers and Mednostics customers will devote to our programs or potential products. Our HAP Technology and Mednostics arrangements, if any, may also have the effect of limiting the areas of research that we may pursue either alone or with others. Because our revenues will be largely dependent on the successful commercialization or development of our customers' products, if, for any reason, a HAP Technology customer or Mednostics customer delays or abandons its development or commercialization of a product developed using our HAP Technology, we may receive reduced royalty or other payments or no royalty or other payments at all.

    Although we intend to retain the rights to all HAP Markers which we discover as well as to HAP Markers discovered jointly with our HAP Technology customers, we may not always be able to negotiate the retention of these rights. Furthermore, disputes may arise in the future over the ownership of rights to HAP Markers as well as any other technology we develop with our HAP Technology customers. These and other possible disagreements between our HAP Technology customers and us could lead to delays in the research, development or commercialization of their products. These disagreements could also result in litigation or require arbitration to resolve. Any of these events could prevent us from effectively marketing our technology and services.

WE INVEST CONSIDERABLE AMOUNTS OF TIME, EFFORT, AND MONEY TO SELL OUR TECHNOLOGY AND SERVICES; AND IF WE ARE UNABLE TO SELL OUR TECHNOLOGY AND SERVICES, WE MAY NOT GENERATE SUFFICIENT REVENUE TO SUSTAIN OUR OPERATIONS.

    Our ability to obtain customers for our technology and services will depend in significant part upon the pharmaceutical and biotechnology industries' acceptance that our technology and services can help accelerate or improve their drug development and marketing efforts. To achieve this market acceptance, we must educate the pharmaceutical industry and the public in general as to the potential benefits of our technology and services. Most importantly, we must convince the research and development, clinical and marketing departments of pharmaceutical and biotechnology companies that our technology and services can accelerate and improve the processes for developing, marketing, and prescribing drugs. Given the amount of time and effort necessary to educate our potential partners, if we fail to gain this acceptance, we may never generate sufficient revenues to sustain our operations. In addition, each of our HAP Technology programs will likely involve the negotiation of agreements containing terms that may be unique to the partner involved. We may expend substantial funds and management effort to market our technology and services, without any resulting sales.

REGULATORY OVERSIGHT OF OUR TECHNOLOGY AND SERVICES AND PUBLIC OPINION REGARDING ETHICAL ISSUES SURROUNDING THE USE OF GENETIC INFORMATION MAY ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS.

    The Secretary's Advisory Committee on Genetic Testing, an advisory panel to the Secretary of the U.S. Department of Health and Human Services, has recommended that the U.S. Food and Drug Administration, or the FDA, expand its regulation of genetic testing to require FDA approval for all new genetic tests and labeling of genetic tests. Currently, the FDA reviews only genetic tests that companies package and sell as kits. If the FDA adopts this recommendation, it could require that we apply for FDA approval as a prerequisite to marketing our technology and services. If the FDA were to deny any application of this kind, we could not conduct our business and we would be unable to generate sufficient revenues to sustain our operations.

    Moreover, our success will depend in part on the FDA's and other regulatory agencies' acceptance of genomic variation analysis as part of the drug approval process and, more specifically, the validity of our HAP Technology as a basis for identifying genomic variation and for correlating drug response with genomic variation. Without this acceptance, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations. To date, the FDA has not required in connection with approving any drug that a physician must have genomic variation information determined about a patient before the doctor prescribes a drug.

    Within the field of personalized health and medicine, governmental or other entities may enact patient privacy and healthcare laws and regulations that may limit the use of genomic variation data. To the extent that these laws and regulations limit the use of our HAP Technology or impose additional costs on our partners, we may be unable to market effectively our technology and services and we may not generate sufficient revenues to sustain our operations.

    Additionally, public opinion on ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, governmental authorities or other entities may call for limits on, or regulation of, the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. The occurrence of any of these events could reduce the potential markets for our HAP Technology, which could prevent us from generating sufficient revenues to sustain our operations.

    Furthermore, we may be directly subject to regulations as a provider of diagnostic information. To the extent that these regulations restrict the sale of our technology or impose other costs, we may be unable to provide our technology and services to our customers on terms sufficient to recover our expenses.

IF OUR PARTNERS DO NOT SEEK, OR DO NOT RECEIVE, MARKETING APPROVAL FOR PRODUCTS THEY DEVELOP, IF ANY, USING OUR HAP TECHNOLOGY, WE MAY RECEIVE DELAYED ROYALTY OR OTHER PAYMENTS OR NO ROYALTY OR OTHER PAYMENTS AT ALL.

    Any new drug, biologic, or new drug or biologic indication our partners develop as a result of using our HAP Technology must undergo an extensive regulatory review process in the United States and other countries before a new product or indication of this kind could be marketed. This regulatory process can take many years and require substantial expense. Changes in FDA policies and the policies of similar foreign regulatory bodies can prolong the regulatory review of each new drug or biological license application or prevent approval of the application. We expect similar delays and risks in the regulatory review process for any diagnostic product, whenever this regulatory review is required. Even if a product obtains marketing clearance, a marketed product and its manufacturer are subject to continuing review. A manufacturer may be forced to withdraw a product from the market if a previously unknown problem with a product becomes apparent. Because our revenues will be largely dependent on the successful commercialization or development of products using our HAP Technology, any HAP Technology customer's or Mednostics customer's delay in obtaining, failing to obtain, or failing to maintain regulatory approval for a product developed using our HAP Technology may delay our receipt of royalty or other payments or prevent us from receiving royalty or other payments sufficient to recover our expenses.

IF OUR PARTNERS ARE UNABLE TO OBTAIN FDA APPROVAL FOR THERAPEUTIC OR DIAGNOSTIC PRODUCTS THEY DEVELOP USING OUR TECHNOLOGY, THE LACK OF REGULATORY APPROVAL WILL DIMINISH THE VALUE OF OUR TECHNOLOGY AND SERVICES.

    To date, no one has developed or commercialized any therapeutic or diagnostic products using our HAP Technology. We expect to rely on our HAP Technology customers and Mednostics customers to file these applications and generally direct the regulatory review process and obtain FDA acceptance of our HAP Technology. Our HAP Technology customers or Mednostics customers may not submit an application for regulatory review; even if they do submit applications, they may not be able to obtain marketing clearance for any products on a timely basis, if at all. If our partners fail to obtain required governmental clearances for therapeutic or diagnostic products, they will not be able to market these products unless and until they obtain these clearances. As a result, we may not receive royalty or other payments from our customers. The occurrence of any of these events may prevent us from generating revenues sufficient to sustain our operations.

OUR FAILURE TO COMPLY WITH ANY APPLICABLE GOVERNMENT REGULATION PERTAINING TO OUR LABORATORY AND THE MATERIALS USED IN OUR LABORATORY MAY AFFECT OUR ABILITY TO DEVELOP, PRODUCE, OR MARKET OUR TECHNOLOGY OR SERVICES; AND WE MAY HAVE TO PAY PENALTIES THAT EXCEED OUR FINANCIAL RESOURCES.

    Our research and development, production and service activities involve the controlled use of biological waste, chemicals, patient samples and small amounts of hazardous materials, such as nitric acid, formamide and ethidium bromide. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and waste products, as well as the conveyance, processing, and storage of and data on patient samples. We cannot completely eliminate the risk of accidental contamination or injury from these materials. Although we believe we comply in all material respects with the standards prescribed by federal, state and local laws and regulations, if we fail to comply with applicable laws or regulations, or if an accident occurs, we may have to pay significant penalties or be held liable for any damages that result and this liability could exceed our financial resources and harm our reputation. Furthermore, we may have to incur significant additional costs to comply with current or future environmental laws and regulations.

IF WE DO NOT SUCCESSFULLY DISTINGUISH AND COMMERCIALIZE OUR TECHNOLOGY AND SERVICES, WE MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH OUR COMPETITORS OR TO GENERATE REVENUE SIGNIFICANT TO SUSTAIN OUR OPERATIONS.

    Numerous entities are attempting to identify genomic variation predictive of specific diseases and drug response and to develop products and services based on these discoveries. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad, most of which have substantially greater capital resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do.

    These competitors may discover, characterize or develop important technologies applying population genomics before us or our HAP Technology customers or Mednostics customers, if any, that are more effective than those technologies which we develop or which our HAP Technology customers or Mednostics customers, if any, develop, or these competitors may obtain regulatory approvals of their drugs more rapidly than our HAP Technology customers or Mednostics customers do, any of which could limit our ability to market effectively our technology and services.

    Some companies and governments are marketing or developing a number of databases and informatics tools to assist participants in the healthcare industry and academic researchers in the management and analysis of genomic data. Companies such as Celera Genomics Group, Incyte Genomics, Inc., and Variagenics, Inc. have developed databases containing gene sequence, gene expression, genomic variation or other genomic information and are marketing or plan to market their data to pharmaceutical companies. In addition, numerous pharmaceutical companies, such as GlaxoSmithKline plc, either alone or in partnership with our competitors, are developing genomic research programs that involve the use of information that can be found in these databases.

    In order to compete against existing and future technologies, we will need to demonstrate to potential HAP Technology customers and Mednostics customers the value of our HAP Technology and that our technologies and capabilities are superior to competing technologies. Although we believe that our focus on gene-based HAP Markers, rather than random genomic SNPs, differentiates our HAP Technology from other technologies our competitors are developing, any technology we create may fail to achieve greater market acceptance than that of our competitors.

    Moreover, our competitors may obtain patent protection or other intellectual property rights that would limit our rights or our partners' ability to use our technology to commercialize therapeutic or diagnostic products. If we are unable to protect our proprietary methods and technologies, we may not be able to commercialize our technology and services and we may not be able to generate sufficient revenue to sustain our operations. If the United States and foreign patent offices do not grant patents for our applications, our competitors may obtain rights to commercialize our discoveries which would severely limit our ability to compete.

    Furthermore, if the pharmaceutical industry accepts our approach based on identifying HAP Markers, our competitors may adopt approaches similar to ours. Also, our competitors' customers may be more successful than our customers in their drug development and marketing efforts. If the pharmaceutical industry does not accept our approach or if our competitors are more successful than we are, we may be unable to market effectively our technology and services and, as a result, we may be unable to generate revenues sufficient to sustain our operations.

    Genomic technologies have undergone, and are expected to continue to undergo, rapid and significant change. Our future success will depend in large part on maintaining a competitive position in the genomics field. We or others may rapidly develop new technologies that may result in products or technologies becoming obsolete before we recover the expenses we incur in connection with our development. Our technology and services could become obsolete if our competitors offer less expensive or more effective drug discovery and development technologies, including technologies that may be unrelated to genomics. We may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

WE DEPEND ON A COMPETITOR AS THE SOLE SOURCE OF SUPPLY FOR SEVERAL REAGENTS USED IN OUR GENE SEQUENCING MACHINES AND WE MAY NOT ALWAYS BE ABLE TO OBTAIN THESE REAGENTS IN SUFFICIENT QUANTITIES OR ON TERMS WE FIND ACCEPTABLE.

    We use ABI Prism-Registered Trademark- 3700 capillary electrophoresis gene sequencing machines manufactured by Applied Biosystems in our computer-aided sequencing operations. We rely on Applied Biosystems as the sole source supplier of a several reagents used in our gene sequencing machines.

    Applied Biosystems and Celera Genomics Group, one of our competitors, are both divisions of Applera Corporation. Celera is generating genomic information for use in the drug discovery, development, and marketing process. If Applied Biosystems were to give preferential treatment to Celera, we may not be able to obtain sufficient quantities of reagents on a cost competitive and timely basis. Our inability, for any reason, to obtain the necessary components on a cost competitive or timely basis or to establish relationships with suppliers or vendors other than Applied Biosystems may diminish our productivity, and we may not be able to provide our technology and services on terms acceptable to our customers. As a result, we may be unable to generate sufficient revenues to sustain our operations.

IF WE FAIL TO MAINTAIN AND FURTHER DEVELOP OUR COMPUTER HARDWARE, SOFTWARE AND rELATED INFRASTRUCTURE, WE COULD EXPERIENCE LOSS OF, OR DELAY IN, REVENUES AND MARKET ACCEPTANCE.

    Because our business requires manipulating and analyzing large amounts of data, we depend on the continuous, effective, reliable and secure operation of our computer hardware, software and related infrastructure. To the extent that our hardware or software malfunctions, we will experience reduced productivity. We protect our computer hardware through physical and software safeguards. However, our computer hardware is still vulnerable to fire, weather, earthquake, or other natural disaster and power loss, telecommunications failures, physical or software break-ins, and similar events. In addition, the software and algorithmic components of our DECOGEN informatics system are complex and sophisticated, and as such, could contain data, design or software errors that could be difficult to detect and correct. Users of our system may find software defects in current or future products. If we fail to maintain and further develop the necessary computer capacity and data to support our computational needs and our customers' drug discovery and development efforts, we could experience a loss in revenues, or a delay in receiving revenues, and a delay in obtaining market acceptance for our technology.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, IT COULD AFFECT OUR ABILITY TO PURSUE BUSINESS OPPORTUNITIES AND EXPAND OUR BUSINESS.

    We expect to continue to experience significant growth in the number of our customers and the scope of our operations. Growth in our business has placed, and may continue to place, a significant strain on our management and operations. We will need to continue to improve our operational and financial systems and managerial controls and procedures and train and manage our workforce. We will have to maintain close coordination among our production, technical, accounting, business development and research departments. Our ability to manage this growth will depend upon our ability to broaden our management team and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent HAP Technology relationships and Mednostics programs and to train and manage our employees. Our future success is heavily dependent upon growth and acceptance of our HAP Technology and our Mednostics programs. In addition, we must continue to invest in customer support resources as the number of our partners and their requests for support increase. Our partners are likely to have worldwide operations and may require support at multiple U.S. and foreign sites. If we cannot scale our business appropriately or otherwise adapt to anticipated growth in this area, a key part of our strategy may not be successful.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND ANY FAILURE TO MEET FINANCIAL EXPECTATIONS MAY DISAPPOINT SECURITIES ANALYSTS OR INVESTORS AND RESULT IN A DECLINE IN OUR COMMON STOCK PRICE.

    Our operating results have fluctuated in the past and we expect they will fluctuate in the future. These fluctuations could cause our common stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

    - recognition of non-recurring revenues due to receipt of license fees, achievement of milestones, completion of contracts or other revenues;

    - demand for and market acceptance of our HAP Technology and our Mednostics programs;

    - timing of our HAP Technology programs and our Mednostics programs or other material contracts;

    - our competitors' announcements or introduction of new products, services or technological innovations;

    - disputes regarding patents or other intellectual property rights;

    - securities class actions or other litigation;

    - adverse changes in the level of economic activity in the United States and other major regions in which we do business; and

    - general and industry-specific economic conditions, which may affect our partners' research and development expenditures and use of our HAP Technology and our Mednostics programs.

    Due to volatile and unpredictable revenues and operating expenses, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. It is possible that, in some future periods, our operating results may be below the expectations of securities analysts or investors. In this event, the market price of our common stock could fluctuate significantly or decline.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should carefully read statements that contain these words because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                    DEFICIENCY OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

    Due to our net losses, we are unable to cover fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs, a portion of rental expenses that we believe to be representative of interest and accrued dividends and beneficial conversion. The following table discloses our fixed charges coverage deficiency. The ratio of earnings to fixed charges is not disclosed since it is a negative number in each year and period presented. Our deficiency in earnings to cover fixed charges for each of the periods indicated is as follows:

                          SIX MONTHS
                             ENDED
                           JUNE 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                             2001           2000           1999           1998           1997           1996
                          -----------   ------------   ------------   ------------   ------------   ------------
Deficiency in
  earnings..............  $   (24,401)    $(93,273)      $(11,531)      $(3,621)        $(803)        $(1,029)

                                USE OF PROCEEDS

    Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

    - to purchase consumables for discovery of our HAP Markers;

    - for expenditures required to support current and future collaborations;

    - to file additional patent applications and prosecute pending applications;

    - to fund internal Mednostics programs, including clinical trials for products;

    - for further development of our technology; and

    - for acquisitions of businesses, products and technologies that complement or expand our business.

    We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

                          THE SECURITIES WE MAY OFFER

    The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

    We may sell from time to time, in one or more offerings:

    - common stock;

    - preferred stock;

    - debt securities; and

    - warrants to purchase any of the securities listed above.

    In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $35,000,000.

    If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

    This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

    The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our charter and by-laws, which are incorporated by reference into the registration statement which includes this prospectus. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

    Our authorized capital stock consists of 58,000,000 shares of common stock, $0.001 par value per share, 2,000,000 shares of non-voting common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of October 15, 2001, we had 22,774,633 shares of common stock outstanding held by 334 stockholders of record. As of October 15, 2001, no shares of preferred stock were outstanding.

COMMON STOCK

    VOTING. Holders of our common stock, other than our non-voting common stock, are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    DIVIDENDS. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.

    LIQUIDATION AND DISSOLUTION. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.

    OTHER RIGHTS AND RESTRICTIONS. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

    LISTING.  Our common stock is listed on the Nasdaq National Market.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

PREFERRED STOCK

    GENERAL. Our charter authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will incorporate by reference as an exhibit to the registration statement which includes this prospectus the form of any certificate of designation which describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

    - the title and stated value;

    - the number of shares we are offering;

    - the liquidation preference per share;

    - the purchase price;

    - the dividend rate, period and payment date, and method of calculation for dividends;

    - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

    - the procedures for any auction and remarketing, if any;

    - the provisions for a sinking fund, if any;

    - the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

    - any listing of the preferred stock on any securities exchange or market;

    - whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

    - whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

    - voting rights, if any, of the preferred stock;

    - preemption rights, if any;

    - restrictions on transfer, sale or other assignment, if any;

    - whether interests in the preferred stock will be represented by depositary shares;

    - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

    - the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

    - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

    When we issue shares of preferred stock under this prospectus, the shares, when issued, will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

    VOTING RIGHTS. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

    OTHER. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or dividends on the capital stock.

    The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

DELAWARE LAW

    BUSINESS COMBINATIONS. We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

CHARTER AND BY-LAW PROVISIONS

    Our certificate of incorporation and by-laws provide:

    - That the board of directors be divided into three classes, as nearly equal in size as possible, with no class having more than one director more than any other class, with staggered three-year terms;

    - That directors may be removed only for cause by the vote of the holders of at least a majority of the shares of our capital stock entitled to vote at any special meeting of stockholders called at least in part for such purpose; and

    - That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

    Our certificate of incorporation and by-laws also provide that:

    - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

    - Special meetings of the stockholders may only be called by the president, or by a majority of the board of directors. Our by-laws also provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us.

    These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent.

    Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 80% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our certificate of incorporation. Generally, our by-laws may be amended or repealed by a majority vote of the board of directors present at any regular or special meeting of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation provides that our directors and officers shall be indemnified by us except to the extent prohibited by Delaware law. This indemnification covers all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or to our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

                         DESCRIPTION OF DEBT SECURITIES

    The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

    We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term "indentures" to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term "trustee" to refer to either the senior trustee or the subordinated trustee, as applicable.

    The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

    We may conduct some of our future operations through subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any future subsidiaries of ours from incurring indebtedness.

GENERAL

    We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

    - the title;

    - any limit on the amount that may be issued;

    - whether or not we will issue the series of notes in global form, the terms and who the depository will be;

    - the maturity date;

    - the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

    - whether or not the notes will be secured or unsecured, and the terms of any secured debt;

    - the terms of the subordination of any series of subordinated debt;

    - the place where payments will be payable;

    - our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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    - the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

    - the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of notes;

    - whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

    - whether we will be restricted from incurring any additional indebtedness;

    - a discussion on any material or special United States federal income tax considerations applicable to the notes;

    - the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

    - any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

CONVERSION OR EXCHANGE RIGHTS

    We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE

    The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

EVENTS OF DEFAULT UNDER THE INDENTURE

    The following are events of default under the indentures with respect to any series of notes that we may issue:

    - if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

    - if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

    - if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

    - if specified events of bankruptcy, insolvency or reorganization occur to us.

    If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

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    The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

    Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

    - the direction so given by the holder is not in conflict with any law or the applicable indenture; and

    - subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

    A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

    - the holder has given written notice to the trustee of a continuing event of default with respect to that series;

    - the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

    - the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

    These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

    We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

    We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

    - to fix any ambiguity, defect or inconsistency in the indenture; and

    - to change anything that does not materially adversely affect the interests of any holder of notes of any series.

    In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

    - extending the fixed maturity of the series of notes;

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    - reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

    - reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

DISCHARGE

    Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

    - register the transfer or exchange of debt securities of the series;

    - replace stolen, lost or mutilated debt securities of the series;

    - maintain paying agencies;

    - hold monies for payment in trust;

    - compensate and indemnify the trustee; and

    - appoint any successor trustee.

    In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

FORM, EXCHANGE AND TRANSFER

    We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

    At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

    Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

    We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

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    If we elect to redeem the notes of any series, we will not be required to:

    - issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

    - register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

INFORMATION CONCERNING THE TRUSTEE

    The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

PAYMENT AND PAYING AGENTS

    Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

    We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in New York, New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

    All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

    The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

SUBORDINATION OF SUBORDINATED NOTES

    The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

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                            DESCRIPTION OF WARRANTS

    The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

GENERAL

    We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

    We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $35,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

    We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

    - the offering price and aggregate number of warrants offered;

    - the currency for which the warrants may be purchased;

    - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

    - if applicable, the date on and after which the warrants and the related securities will be separately transferable;

    - in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

    - in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

    - the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

    - the terms of any rights to redeem or call the warrants;

    - any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

    - the dates on which the right to exercise the warrants will commence and expire;

    - the manner in which the warrant agreement and warrants may be modified;

    - federal income tax consequences of holding or exercising the warrants;

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    - the terms of the securities issuable upon exercise of the warrants; and

    - any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

    Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

    - in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

    - in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

EXERCISE OF WARRANTS

    Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

    Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

    Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

ENFORCEABILITY OF RIGHTS BY HOLDERS OF WARRANTS

    Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

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                         LEGAL OWNERSHIP OF SECURITIES

    We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

    We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

    Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

    As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

STREET NAME HOLDERS

    We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

    For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

LEGAL HOLDERS

    Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations

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to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

    For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

    If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

    - how it handles securities payments and notices;

    - whether it imposes fees or charges;

    - how it would handle a request for the holders' consent, if ever required;

    - whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

    - how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

    - if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

    A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

    Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

    A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "--Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

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    If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

    If securities are issued only in the form of a global security, an investor should be aware of the following:

    - an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

    - an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "Legal Ownership of Securities;"

    - an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

    - an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

    - the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

    - the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

    - financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

    In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

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    The global security will terminate when the following special situations occur:

    - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

    - if we notify any applicable trustee that we wish to terminate that global security; or

    - if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

    The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

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                              PLAN OF DISTRIBUTION

    We may sell the securities being offered hereby in one or more of the following ways from time to time:

    - through agents to the public or to investors;

    - to underwriters for resale to the public or to investors; or

    - directly to investors.

    We will set forth in a prospectus supplement the terms of the offering of securities, including:

    - the name or names of any agents or underwriters;

    - the purchase price of the securities being offered and the proceeds we will receive from the sale;

    - any over-allotment options under which underwriters may purchase additional securities from us;

    - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such securities may be listed.

AGENTS

    We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

UNDERWRITERS

    If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

DIRECT SALES

    We may also sell securities directly to one or more purchasers without using underwriters or agents.

    Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

TRADING MARKETS AND LISTING OF SECURITIES

    Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

STABILIZATION ACTIVITIES

    Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

PASSIVE MARKET MAKING

    Any underwriters who are qualified market markers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid then must be lowered when certain purchase limits are exceeded.

                             VALIDITY OF SECURITIES

    The validity of the securities offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The audited financial statements as of December 31, 1999 and 2000 and for the three years ended December 31, 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facility the SEC maintains at:

       Room 1024, Judiciary Plaza
       450 Fifth Street, N.W.
       Washington, D.C. 20549

and you may also obtain copies of these materials by mail from the Public Reference Section of the SEC at:

       450 Fifth Street, N.W.
       Washington, D.C. 20549

at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC also maintains a Web site, the address of which is HTTP://WWW.SEC.GOV. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

    We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

    - our Annual Report on Form 10-K for the year ended December 31, 2000, as filed on April 2, 2001;

    - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed on May 15, 2001;

    - our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed on August 14, 2001; and

    - the description of our common stock contained in our Registration Statement on Form 8-A, as filed on July 11, 2000 and as declared effective by the Securities and Exchange Commission on August 1, 2000.

    You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us at:

       Genaissance Pharmaceuticals, Inc.
       Five Science Park
       New Haven, Connecticut 06511
       Attention: Kevin Rakin, President and Chief Financial Officer
       Telephone: (203) 773-1450

    You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by Genaissance. All amounts shown are estimates except the SEC registration fee.

SEC registration fee........................................  $                  8,750
Transfer agent's, trustee's and depository's fees and
  expenses..................................................                    50,000
Printing and engraving expenses.............................                    15,000
Legal fees and expenses.....................................                    50,000
Accounting fees and expenses................................                     5,000
Miscellaneous...............................................                     1,250
                                                              ------------------------
    Total expenses..........................................  $                130,000
                                                              ========================

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 6 of Article FIFTH of our Amended and Restated Certificate of Incorporation provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article V of our Amended and Restated By-laws provides that each person who may serve or who has served at any time as a director or officer of our corporation shall be indemnified by us against all expenses and liabilities (including attorneys' fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action or other legal proceeding, whether civil, criminal, administrative or investigative (other than a proceeding voluntarily initiated by such person, unless such person is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgement regarding such person's conduct) brought against such person by virtue of such person's position as a director or officer of our corporation. However, no indemnification will be provided for any such person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of our corporation and, with respect to any criminal action or proceeding, such person had reasonable cause to believe his or her conduct was unlawful or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. In addition, as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof must have been approved by our corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by our corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

    Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us written notice of the action for which indemnity is sought.

    Article V of our Amended and Restated By-laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    We have entered into indemnification agreements with each of our directors and executive officers and have obtained insurance covering our directors and officers against losses and insuring us against certain of our obligations to indemnify our directors and officers.

    We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

    In the underwriting agreements the underwriters will agree to indemnify, under certain conditions, us, our directors, certain of our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
         1.2            The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K
                        and incorporated herein by reference.
         3.1*           Amended and Restated Certificate of Incorporation of the
                        Registrant.
         3.2*           Amended and Restated By-Laws of the Registrant.
         4.1            Form of senior indenture.
         4.2            Form of subordinated indenture.
         4.3*           Specimen common stock certificate for shares of Common
                        Stock, $.001 par value, of the Registrant.
         4.4            The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K
                        and incorporated herein by reference.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         4.5            The form of any subordinated note with respect to each
                        particular series of subordinated notes issued hereunder
                        will be filed as an exhibit to a Current Report on the
                        Registrant of Form 8-K and incorporated hereby by reference.
         4.6            The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a
                        Current Report of the Registrant on Form 8-K and
                        incorporated herein by reference.
         5.1            Opinion of Hale and Dorr LLP.
        12.1            Statement of Computation of Deficiency of Earnings to Fixed
                        Charges.
        23.1            Consent of Arthur Andersen LLP.
        23.2            Consent of Hale and Dorr LLP (included in Exhibit 5.1).
        24.1            Power of Attorney (see page II-5 of this Registration
                        Statement).
        25.1            The Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Senior Indenture will be incorporated herein by reference
                        from a subsequent filing in accordance with Section
                        305(b)(2) of the Trust Indenture Act of 1939.
        25.2            The Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Subordinated Indenture will be incorporated herein by
                        reference from a subsequent filing in accordance with
                        Section 305(b)(2) of the Trust Indenture Act of 1939.

------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333--35314).

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 18, 2001.

                                                       GENAISSANCE PHARMACEUTICALS, INC.

                                                       By:       /s/ GUALBERTO RUANO, M.D., PH.D.
                                                            -----------------------------------------
                                                                   Gualberto Ruano, M.D., Ph.D.
                                                                     CHIEF EXECUTIVE OFFICER

                        SIGNATURES AND POWER OF ATTORNEY

    We, the undersigned officers and directors of Genaissance
Pharmaceuticals, Inc., hereby severally constitute and appoint Gualberto Ruano, M.D., Ph.D., Kevin Rakin and Steven D. Singer, Esq., and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Genaissance Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
          /s/ GUALBERTO RUANO, M.D., PH.D.             Chief Executive Officer and
     -------------------------------------------         Director (Principal          October 18, 2001
            Gualberto Ruano, M.D., Ph.D.                 Executive Officer)

                                                       President, Chief Financial
                   /s/ KEVIN RAKIN                       Officer and Director
     -------------------------------------------         (Principal Financial and     October 18, 2001
                     Kevin Rakin                         Accounting Officer)

               /s/ JURGEN DREWS, M.D.
     -------------------------------------------       Chairman of the Board and      October 18, 2001
                 Jurgen Drews, M.D.                      Director

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
              /s/ HARRY H. PENNER, JR.
     -------------------------------------------       Director                       October 18, 2001
                Harry H. Penner, Jr.

               /s/ SETH RUDNICK, M.D.
     -------------------------------------------       Director                       October 18, 2001
                 Seth Rudnick, M.D.

               /s/ CHRISTOPHER WRIGHT
     -------------------------------------------       Director                       October 18, 2001
                 Christopher Wright

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.
         1.2            The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K
                        and incorporated herein by reference.
         3.1*           Amended and Restated Certificate of Incorporation of the
                        Registrant.
         3.2*           Amended and Restated By-Laws of the Registrant.
         4.1            Form of senior indenture.
         4.2            Form of subordinated indenture.
         4.3*           Specimen common stock certificate for shares of Common
                        Stock, $.001 par value, of the Registrant.
         4.4            The form of any senior note with respect to each particular series of senior notes issued hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K
                        and incorporated herein by reference.
         4.5            The form of any subordinated note with respect to each
                        particular series of subordinated notes issued hereunder
                        will be filed as an exhibit to a Current Report on the
                        Registrant of Form 8-K and incorporated hereby by reference.
         4.6            The form of any certificate of designation with respect to any preferred stock issued hereunder and the related form of preferred stock certificate will be filed as exhibits to a
                        Current Report of the Registrant on Form 8-K and
                        incorporated herein by reference.
         5.1            Opinion of Hale and Dorr LLP.
        12.1            Statement of Computation of Deficiency of Earnings to Fixed
                        Charges.
        23.1            Consent of Arthur Andersen LLP.
        23.2            Consent of Hale and Dorr LLP (included in Exhibit 5.1).
        24.1            Power of Attorney (see page II-5 of this Registration
                        Statement).
        25.1            The Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Senior Indenture will be incorporated herein by reference
                        from a subsequent filing in accordance with Section
                        305(b)(2) of the Trust Indenture Act of 1939.
        25.2            The Statement of Eligibility on Form T-1 under the Trust
                        Indenture Act of 1939, as amended, of the Trustee under the
                        Subordinated Indenture will be incorporated herein by
                        reference from a subsequent filing in accordance with
                        Section 305(b)(2) of the Trust Indenture Act of 1939.

------------------------

* Incorporated by reference to the Registrant's Registration Statement on Form S-1, as amended (File No. 333--35314).